Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), dated August 7, 2020, pertaining to the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan of our reports dated November 26, 2019, with respect to the consolidated financial statements of Beacon Roofing Supply, Inc. and the effectiveness of internal control over financial reporting of Beacon Roofing Supply, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

August 7, 2020